EXHIBIT 11.1

                        FREEPORT-McMoRan INC.
               COMPUTATION OF NET INCOME PER COMMON AND
                       COMMON EQUIVALENT SHARE

                                             Three Months Ended March 31,
                                          --------------------------------
                                               1996               1995
                                          -----------          -----------
                                      (In Thousands, Except Per Share Amounts)
Primary:
  Net income applicable
   to common stock                        $    20,129           $    19,391
                                          ===========           ===========


  Average common shares outstanding            27,253                22,805
  Common stock equivalents:
    Stock options                                 324                    83
                                           ----------            ----------

  Common and common equivalent shares          27,577                22,888
                                           ==========            ==========

  Net income per common and
   common equivalent share                      $0.73                 $0.85
                                                =====                 =====


Fully diluted:
  Net income applicable to common stock:
  Net income                              $    20,129           $    19,391
  Plus preferred dividends                      1,096                     -
  Plus interest, net of tax effect,
   on convertible subordinated
   debentures                                       -                     -
                                          -----------           -----------

  Net income applicable
   to common stock                        $    21,225           $    19,391
                                          ===========           ===========

  Average common shares outstanding            27,253                22,805
  Common stock equivalents:
    Stock options                                 333                    83
  Convertible securities:
    Preferred stock                             1,831                     -
    Convertible subordinated debentures             -                     -
                                           ----------            ----------

  Common and common equivalent shares          29,417                22,888
                                           ==========            ==========

  Net income per common and
   common equivalent share                      $0.72                 $0.85
                                                =====                 =====